Exhibit 4.10

SHARE PURCHASE AGREEMENT

Between
GRAND AVENUE GROUP LIMITED
and
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
Dated as of January 7, 2009

i

Page
SECTION 3.19. Share Option and Other Plans	13
SECTION 3.20. Due Diligence	14
SECTION 3.21. Brokers	14

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser	14
SECTION 4.02. Audit Committee Approval	14
SECTION 4.03. No Conflict	15
SECTION 4.04. Governmental Consents and Approvals	15
SECTION 4.05. Financing	15
SECTION 4.06. Litigation	15
SECTION 4.07. Brokers	15

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.01. Conditions to Obligations of the Seller	15
SECTION 5.02. Conditions to Obligations of the Purchaser	16
SECTION 5.03. Condition Subsequent	16

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Survival of Representations and Warranties	17
SECTION 6.02. Indemnification by the Seller	17
SECTION 6.03. Indemnification by the Purchaser	17
SECTION 6.04. Limits on Indemnification	17
SECTION 6.05. Notice of Loss; Third Party Claims	18
SECTION 6.06. Remedies	19

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination	19
SECTION 7.02. Effect of Termination	19

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Expenses	19

ii

List of Disclosure Schedule
3.02(b) Organization, Authority and Qualifications of the Company and the Subsidiaries
3.13(a) Real Property — Owned Real Properties
3.13(b) Real Property — Leased Real Properties
3.17(a) Material Contracts

iii

     SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 7, 2009, between Grand Avenue Group Limited, a British Virgin Islands company (the “Seller”), and Yingli Green Energy Holding Company Limited, a Cayman Islands company (the “Purchaser”).
     WHEREAS, the Seller has acquired 30% of the issued and outstanding ordinary shares, US$0.001 par value per share (the “Ordinary Shares”), of Cyber Power Group Limited, a British Virgin Islands company (the “Company”) pursuant to a share purchase agreement dated as of January 7, 2009 (the “Gold Sight SPA”) by and between the Seller and Gold Sight International Limited (“Gold Sight”) and currently owns all the issued and outstanding Ordinary Shares of the Company (the “Shares”).
     WHEREAS, the Company is a development stage enterprise which will, through its Subsidiaries, be engaged in the business of producing solar-grade polysilicon in Baoding, Hebei Province, the People’s Republic of China (the “Business”);
     WHEREAS, the Seller and the Purchaser entered into a binding Letter of Intent (the “LOI”) in connection with the acquisition of the Shares on November 26, 2008 with (i) Baoding Yingli Group Company Limited, a company established under the laws of the PRC and an affiliate of the Seller, (ii) Yingli Energy (China) Company Limited, a company established under the laws of the PRC and a wholly owned subsidiary of the Buyer, and (iii) Mr. Liansheng Miao;
     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein; and
     WHEREAS, the Purchaser has agreed to execute a Deed dated as of January 7, 2009 (the “Deed”) pursuant to which the Purchaser agrees to transfer 30% of the Shares to Gold Sight upon the occurrence of certain conditions as specified in the Deed.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     “Assets” means the assets and properties of the Company and the Subsidiaries.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC and the Hong Kong Special Administrative Region.
     “Company Intellectual Property” means all Intellectual Property, if any, owned by the Company or the Subsidiaries that is material to the operation of the Company and the Subsidiaries as currently conducted.
     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “Cyber Lighting” means Cyber Lighting Holding Company Limited, a company incorporated and existing under the laws of Hong Kong.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.
     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.
     “Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.
     “Existing Share Charge” means a charge on certain of Cyber Power’s Ordinary Shares created pursuant to a Share Charge in Respect of Shares of Cyber Power Group Limited dated June 10, 2008 among the Seller, DB Trustees (Hong Kong) Limited, as the chargee, and DB Trustees (Hong Kong) Limited, as the transferee security agent.
     “Fine Silicon” means Fine Silicon Co., Ltd., a company incorporated and existing under the laws of the PRC.
     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
     “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
     “Indemnifying Party” means the Seller pursuant to Section 6.02 and the Purchaser pursuant to Section 6.03, as the case may be.
     “Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
     “Leased Real Property” means the real property leased by the Company or the Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or the Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
     “Material Adverse Effect” means any circumstance, change in or effect on the Company and the Subsidiaries that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Company and the Subsidiaries operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (d) any reduction in the price of services or products offered by the Company and the Subsidiaries in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser and

(f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.
     “Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, or the land use right as granted by competent Governmental Authorities of the PRC (including, for the purposes of Section 3.13 herein, such land use right that relevant Governmental Authorities have undertaken to grant to the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, local or municipal franchise of the Company and the Subsidiaries which do not materially interfere with the present use of the Assets, (e) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber and (f) all other Encumbrances that would not have a Material Adverse Effect.
     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     “PRC” means the People’s Republic of China. For the purposes of this Agreement, the PRC shall exclude Taiwan, Macao Special Administrative Region and Hong Kong Special Administrative Region.
     “Purchase Price Bank Account” means a bank account to be designated by the Seller to the Purchaser before the Closing.
     “Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
     “Reference Statement Date” means November 30, 2008.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the directors of the Seller after due inquiry as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiaries” means Fine Silicon and Cyber Lighting.
     “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
     “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
     SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Company”	Recitals
“Deed”	Recitals
“Financial Statements”	3.06 (a)
“Initial Purchase Price”	2.02
“Loss”	6.02
“Material Contracts”	3.17 (a)
“Ordinary Shares”	Recitals
“Purchaser”	Preamble
“Purchaser Indemnified Party”	6.02
“Remaining Purchase Price”	2.02
“SEC”	4.02
“Seller”	Preamble
“Seller Indemnified Party”	6.03
“Shares”	Recitals
“Third Party Claim”	6.05 (b)
“Total Purchase Price”	2.02

          SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) references to a Person are also to its successors and permitted assigns; and
     (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser the Shares, and the Purchaser shall purchase the Shares.
          SECTION 2.02. Purchase Price. The aggregate purchase price for the Shares shall be US$77,582,838 (the “Total Purchase Price”), among which US$25,000,000 was paid by the Purchaser on November 27, 2008 pursuant to the LOI (the “Initial Purchase Price”), and the remaining US$52,582,838 (the “Remaining Purchase Price”) shall be payable within two (2) Business Days after the Closing Date. The Purchaser and the Seller agree that after the Closing, in the event that the Purchaser shall transfer 30% of the Shares to Gold Sight pursuant to the Deed, the Seller shall promptly refund to the Purchaser 30% of the Total Purchase Price.

          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 35th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong on the execution date of this Agreement (the “Closing Date”), subject to the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 5.01 and Section 5.02.
          SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
     (a) updated share registries or share certificates evidencing the Shares duly endorsed in blank, or accompanied by instruments of transfers duly executed in blank and with all required share transfer tax stamps affixed; and
     (b) all other documents, instruments and writings required to have been executed or delivered at or prior to the Closing Date by Seller pursuant to this Agreement.
     SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:
     (a) the duly executed Deed and all other documents, instruments and writing required to have been executed or delivered at or prior to the Closing Date pursuant to the Deed;
     (b) all other documents, instruments and writings required to have been executed or delivered at or prior to the Closing Date by Purchaser pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          The Seller hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
          SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement, or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its shareholders. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms. The Company owns all the issued and outstanding equity interest of the Subsidiaries free and clear of all Encumbrances, except for the Existing Share Charge.
     SECTION 3.02. Organization, Authority and Qualification of the Company and the Subsidiaries. (a) Each of the Company and the Subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Company and the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement or (b) otherwise have a Material Adverse Effect.
     (b) Each of the Company and Cyber Lighting is a holding company. Neither the Company nor Cyber Lighting has material liabilities or obligations, or is a party to any contract, other than (i) this Agreement and such other contracts as are described in Section 3.02(b) of the Disclosure Schedule, and (ii) any liabilities or obligations related solely to the transactions contemplated by this Agreement or the contracts described in Section 3.02(b) of the Disclosure Schedule.
     (c) The Seller has made available to Purchaser true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of the Company and the Subsidiaries. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or comparable organizational documents. The transfer books and minute books of each of the Company and the Subsidiaries have been made available for inspection by Purchaser prior to the date hereof are true and complete in all material respects. Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than relationships or arrangements among the Company and the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.
     SECTION 3.03. Capitalization; Ownership of Shares. As of the date hereof, ten thousand (10,000) Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or the Company to issue or sell any Ordinary Shares, or any other interest in, the Company. The Shares constitute all the issued and outstanding Ordinary Shares of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances, except for the Existing Share Charge.
     SECTION 3.04. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or any Subsidiary or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company or any Subsidiary is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement or (ii) otherwise have a Material Adverse Effect.
     SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and would not have a Material Adverse Effect or (b) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
     SECTION 3.06. Financial Information. (a) True and complete copies of the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2007 and November 30, 2008, the related audited consolidated statements of operations and cash flows for the period from October 18, 2007 (date of inception) to December 31, 2007, for the period from January 1, 2008 to November 30, 2008, and for the period from October 18, 2007 (date of inception) to November 30, 2008, and the audited statements of shareholders’ equity and comprehensive loss for the period from October 18, 2007 (date of inception) to December 31, 2007 and for the period from January 1, 2008 to November 30, 2008 (collectively, the “Financial Statements”) have been delivered by the Seller to the Purchaser. There has been no change with Material Adverse Effect in the financial position or prospects of the Company and its Subsidiaries since Reference Statement Date.
     (b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries.

     (c) The Company maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of such entity as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences and (v) the Subsidiary has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with GAAP.
     SECTION 3.07. Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company or any Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, (b) disclosed in, related to or arising under any agreements, instruments or other matters referred to or disclosed in this Agreement or (c) which would not have a Material Adverse Effect.
     SECTION 3.08. Conduct in the Ordinary Course. Since the Reference Statement Date, the Business has been conducted in the ordinary course and there has not occurred any Material Adverse Effect.
     SECTION 3.09. Litigation. As of the date hereof there is no Action by or against the Company or any Subsidiary pending before any Governmental Authority that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
     SECTION 3.10. Compliance with Laws. Except as would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement or (b) otherwise have a Material Adverse Effect, the Company and the Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.
     SECTION 3.11. Environmental Matters. (a) Except as would not have a Material Adverse Effect, (i) the Company and each Subsidiary are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits as required for their respective business conducted as of the date hereof, (ii) there are no written claims pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against the Company and each Subsidiary and (iii) the Seller has provided the Purchaser with copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last two years and in the Seller’s, the Company’s or any Subsidiary’s possession, that relate to the Assets.

     (b) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Assets, or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
     SECTION 3.12. Intellectual Property. (a) The Company and the Subsidiaries own or have the right to use all Intellectual Property material to the Business.
     (b) (i) Neither the Company nor any Subsidiary is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against the Company or any Subsidiary or challenging the ownership, use, validity or enforceability of, any Company Intellectual Property, and (ii) neither the Company nor any Subsidiary has received any notice or claim challenging ownership of any of the Company Intellectual Property (in whole or in part), nor to the Knowledge of Seller is there a reasonable basis for any such claim. Except as would not have a Material Adverse Effect, with respect to each item of Company Intellectual Property, the Company or any Subsidiary is the owner of the entire right, title and interest in and to such Company Intellectual Property, and all of the Company or any Subsidiary’s rights in and to Company Intellectual Property are valid and enforceable in all material respects. No Intellectual Property owned by or licensed to the Company or any Subsidiary is subject to any outstanding order, judgment or decree restricting the use or licensing thereof by the Company or any Subsidiary.
     (c) To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, except for such infringement, violation, misuse or misappropriation as would not reasonably be expected to have a Material Adverse Effect, and no written claims to such effect have been made against any Person by the Company or any Subsidiary.
     SECTION 3.13. Real Property. (a) Section 3.13(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property, subject to the qualifications as included in Section 3.13(a) of the Disclosure Schedule. Except as would not have a Material Adverse Effect, the Seller has made available to the Purchaser copies of the relevant documents evidencing the undertakings from the relevant Governmental Authorities relating to the Owned Real Property to the extent in the Seller’s possession.
     (b) Section 3.13(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as would not have a Material Adverse Effect or except as described in Section 3.13(b) of the Disclosure Schedule, (i) the Seller has delivered to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and (ii) there has not been any sublease or assignment entered into by the Company or any Subsidiary in respect of the leases relating to the Leased Real Property.

     SECTION 3.14. Personal Property Assets. (a) Each of the Company and the Subsidiaries has good title to, or holds by valid and existing lease or license, all the material tangible personal property assets reflected as assets on or assets acquired after the Reference Statement Date, free and clear of all Encumbrances except for Permitted Encumbrances.
     (b) The Company and the Subsidiaries own, or have valid leasehold interests in, all material tangible personal property assets necessary for the conduct of the Business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.
     SECTION 3.15. Employee Benefit Matters. (a) Each of the Company and Subsidiary has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. Except as would not reasonably be expected to have a Material Adverse Effect, there is no organized labor dispute or claim pending, or to the Knowledge of the Seller, threatened, against or affecting the Company or Subsidiary. There is no organized labor strike or slowdown pending, or to the Knowledge of the Seller, threatened, against or affecting any of the Company or any Subsidiary.
     (b) (i) There is no unfair labor practice complaint pending or, to the Knowledge of the Seller, threatened against the Company or any Subsidiary before any competent Governmental Authority, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened; and (ii) except as would not reasonably be expected to have a Material Adverse Effect, there has been no violation of any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the Cayman Islands, the PRC, the United States or any other jurisdiction applicable to the Company or any Subsidiary relating to discrimination in the hiring of employees, social welfare benefits, equal opportunity, collective bargaining, promotion or pay of employees, applicable wage or hour laws, the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of the Company or any Subsidiary.
     SECTION 3.16. Taxes. (a) Except for matters that would not have a Material Adverse Effect, to the Seller’s Knowledge, (a) all Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been accurately prepared in all material respects and timely filed (taking into account any extension of time to file granted or obtained); (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any Subsidiary that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of the Company or any Subsidiary (other than Permitted Encumbrances); and (e) neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.
     (b) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and the Subsidiaries is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.
          SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company and the Subsidiaries (such contracts and agreements being “Material Contracts”):
          (i) all material management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;
          (ii) all contracts and agreements relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of US$1,000,000 (or the equivalent amount of any other currency);
          (iii) all material contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time; and
          (iv) all material contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand.
          (b) Each Material Contract (i) is valid and binding on the Company or any Subsidiary, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect.
          SECTION 3.18. Loans. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary has, directly or indirectly: (i) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Seller, the Company or any Subsidiary, or to or for any family member or Affiliate of any director or executive officer of the Seller, the Company or any Subsidiary; or (ii) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Seller, the Company or any Subsidiary, or any family member or Affiliate of any director or executive officer, which loan or credit was outstanding as of the date hereof.
          SECTION 3.19. Share Option and Other Plans. Neither the Company nor any Subsidiary has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary, commission or bonus payable in thereto in the ordinary course), or any other employee benefit plan. The Seller has delivered to the Purchaser true, correct and complete copies of the Company or any

Subsidiary’s stock option plan and a copy of the form stock option agreement and all other summary plan descriptions, insurance contracts, third-party administration contracts and all other documentation of Company and the Subsidiaries created to embody all material benefit plans. Except for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by the Company or any Subsidiary under or pursuant to any applicable Law relating to benefit plans and, to the Knowledge of the Seller, no event, transaction or condition has occurred or exists that is reasonably likely to result in any such liability to the Company or any Subsidiary.
     SECTION 3.20. Due Diligence. All information and documentation provided to the Purchaser for its due diligence purposes was provided by the Seller, the Company and the Subsidiaries in good faith and is true, accurate and not misleading in all material respects.
     SECTION 3.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
     SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.
     SECTION 4.02. Audit Committee Approval. The transaction contemplated herein is a “related party transaction” within the meaning of Item 7.B of Form 20-F promulgated by the United States Securities Exchange Commission (the “SEC”) and is subject to approval by the audit committee of the Purchaser under the rules of the SEC and the New York Stock

Exchange; the Purchaser has duly obtained such approval to effect the transaction contemplated by this Agreement.
     SECTION 4.03. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.
     SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
     SECTION 4.05. Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.
     SECTION 4.06. Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
     SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
ARTICLE V
CONDITIONS TO CLOSING
     SECTION 5.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          SECTION 5.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects; and
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          SECTION 5.03. Condition Subsequent. (a) The Seller shall or shall cause the Existing Share Charge to be released as soon as practicable but in no event after January 16, 2009 or any other date as otherwise agreed between the parties.
          (b) The Purchaser shall pay the Remaining Purchase Price to the Seller by wire transfer in immediately available funds to the Purchase Price Bank Account within two (2) Business Days after the Closing Date.

ARTICLE VI
INDEMNIFICATION
     SECTION 6.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of twelve months after the Closing; provided however that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 6.01 shall survive until such claim is finally and fully resolved.
     SECTION 6.02. Indemnification by the Seller. To the fullest extent permitted by applicable Laws, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Seller contained in this Agreement or (ii) the breach of any covenant or agreement by the Seller contained in this Agreement.
     SECTION 6.03. Indemnification by the Purchaser. To the fullest extent permitted by applicable Laws, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.
     SECTION 6.04. Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
     (b) (i) neither party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; (ii) in the event a party hereto establishes prior to the Closing that any of the representations and warranties to survive the Closing in accordance with Section 6.01 are not true and correct as of the Closing, its sole and exclusive remedy with respect to any such breach shall be to not close the transaction if any such breach results in the nonsatisfaction of any of the conditions contained in Article V; and (iii) no breach by the Seller of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any Affiliate of the Purchaser shall have any claim or recourse against the Seller or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article IV, this Article VI or otherwise, if the Purchaser or any Affiliate of the Purchaser had, prior to the execution of this Agreement, actual knowledge of such breach.
     (c) For all purposes of this Article VI, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses.
     SECTION 6.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
     (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VI, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VI. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 6.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

          SECTION 6.06. Remedies. The Purchaser and the Seller acknowledge and agree that following the Closing, the indemnification provisions of Section 6.02 and Section 6.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and to the extent permitted by law, the breach of Section 5.03(a) herein shall give Purchaser the right to rescind this Agreement and the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; and
     (b) by the mutual written consent of the Seller and the Purchaser.
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article VIII and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
(a)	if to the Seller:

P.O. Box 957 Offshore Incorporation Centre Road Town, Tortola British Virgin Islands Telephone: +86-312-8922531 Facsimile: +86-312-8922500 Attention: Wang Haifeng

(b)	if to the Purchaser:

No. 3055 Middle Fuxing Road Baoding, Hebei China 071051 Telephone: +86-312-3100502 Facsimile: +86-312-8929800 Attention: Miao Qing
          SECTION 8.03. Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          SECTION 8.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof, including the LOI.
          SECTION 8.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.
     SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.08.
     SECTION 8.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     SECTION 8.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VI relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     SECTION 8.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
     SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law principles.
     SECTION 8.12. Dispute Resolution. All disputes among the parties arising out of or relating to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall be composed of three arbitrators. One arbitrator shall be appointed by the Seller, one arbitrator shall be appointed by the Purchaser, and the third arbitrator, who shall serve as Chairman of the arbitration tribunal, shall be appointed through the mutual agreement of the other two arbitrators. The arbitrators shall not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. The resolution of any dispute by the arbitrators pursuant to this Section 8.12 shall be non-appealable, final, binding and conclusive on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. The fees and disbursements of the arbitrators shall be allocated to the party against whom any dispute decided hereunder is resolved. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in Section 8.02.
     SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRAND AVENUE GROUP LIMITED
By:	/s/ Liansheng Miao
	Name:	Liansheng Miao
Title:

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:	/s/ Zongwei Li
	Name:	Zongwei Li
Title:

Signature Page to SPA

Disclosure Schedule
     3.02(b) Organization, Authority and Qualifications of the Company
          1. Consulting Services Agreement dated as of December 9, 2007 by and between the Company and Virasa Technologies, Inc.
          2. Detailed Design, Engineering and Procurement Services Contract dated as of April 15, 2008 by and between the Company and CTCI Overseas Co., Ltd.
          3. US$5,370,200 Fixed Term Loan Agreement by and between the Company and Yingli Power Holding Company Limited.
          4. Share Charge dated December 15, 2008, granted by the Company in favor of DB Trustees (Hong Kong) Limited as security agent in respect of 70% of the issued share capital of Cyber Lighting.

1

          3.13(a) Real Property — Owned Real Properties
          Fine Silicon currently occupies and uses the following parcel of land to construct the facilities for its polysilicon project:
          A parcel of land of 149,193 square meters located to the south of Xuyang Street, to the north of the second ring road, to the east of Lucky Street and to the west of Xiangyang North Street in Baoding, Hebei Province, China.
          Hebei Provincial Government and Baoding Municipal Government undertook to grant Fine Silicon state-owned land use right to the above parcel of land under the Responsibilites Agreement dated as of September 20, 2008 by and among Fine Silicon, Hebei Provincial Government and Baoding Municipal Government. Fine Silicon has obtained zoning permit for its contruction on the above parcel of land and is now applying for the land use right of such parcel of land.

2

          3.13(b) Real Property — Leased Real Properties
          Office spaces of 100 square meters located at No. 722, Cuiyuan Street, Boading, Hebei Province, China leased under Building Lease Contract dated as of March 19, 2008 by and between Fine Silicon and Baoding Tianwei Yingli New Energy Resources Co., Ltd.

3

     3.17(a) Material Contracts
     The Company is a party to the following contracts:
          1. Consulting Services Agreement dated as of December 9, 2007 by and between the Company and Virasa Technologies, Inc.
          2. Detailed Design, Engineering and Procurement Services Contract dated as of April 15, 2008 by and between the Company and CTCI Overseas Co., Ltd.
          3. US$5,370,200 Fixed Term Loan Agreement by and between the Company and Yingli Power Holding Company Limited
     Fine Silicon is a party to the following contracts:
          1. General Contracting Contract for the Polysilicon Project dated as of June 24, 2008 between Fine Silicon and Jingding Engineering and Construction Co., Ltd.
          2. Detailed Design, Engineering and Procurement Services Contract dated as of April 15, 2008 by and between Fine Silicon and Jingding Engineering and Construction Co., Ltd.
          3. Overseas Procurement Contract for the Polysilicon Project dated as of June 24, 2008 by and between Fine Silicon and CTCI Overseas Co., Ltd.
          4. Connection Agreement of the Contracts for the Polysilicon Project dated as of June 24, 2008 by and among Fine Silicon, Jingding Engineering and Construction Co., Ltd. and CTCI Overseas Co., Ltd.
          5. Purchase Contract dated as of March 27, 2008 by and between Fine Silicon and Buss-SMS-Canzler GmbH
          6. Polysilicon Deposition Reactors Purchase and Sale Contract dated as of Jube 15, 2008 by and between Fine Silicon and Virasa Technologies, Inc.
          7. Technology Development (Engagement) Contract dated as of April 17, 2008 by and by and between Fine Silicon and Dalian Design and Research Institute of the First Heavy Group
          8. SAH Reactor R-1101, SAH Dissolver R-1102, and SAH Containers D-1114 Order Contract dated as of April 23, 2008 by and by and between Fine

Silicon and China First Heavy Machinery Group Company and its Amendment Agreement dated as of August 17, 2008 by and between same parties
          9. Contract for Silicon Tetrafluoride Piston Compressor dated as of July 2, 2008 by and between Fine Silicon and Howden BC Compressors, France
          10. Contract for Polysilicon High Pressure Hydrogen Piston Compressor dated as of July 4, 2008 by and between Fine Silicon and Howden BC Compressors, France
          11. Contract for Polysilicon Low Pressure Hydrogen Piston Compressor dated as of July 13, 2008 by and between Fine Silicon and Howden BC Compressors, France
          12. Refrigeration System Purchase and Sale Contract dated as of May 26, 2008 by and between Fine Silicon and FES Systems Inc., GEA Refrigeration Division
          13. Silicon Tetrafluoride Reactor and Calcinator Manufacture Contract dated as of June 5, 2008 by and between Fine Silicon and Xi’an Sanrui Science and Technology Co., Ltd.
          14. Silicon Tetrafluoride Reactor and Calcinator Installation Contract dated as of June 5, 2008 by and between Fine Silicon and Xi’an Sanrui Science and Technology Co., Ltd.
          15. Silicon Tetrafluoride Process Design and Technical Services Contract dated as of July 10, 2008 by and between Fine Silicon and Xi’an Sanrui Science and Technology Co., Ltd.
          16. Contract for Distributed Control System dated as of July 9, 2008 by and between Fine Silicon and Honeywell Taiwan Ltd.
          17. Contract for Distributed Control System dated as of September 1, 2008 by and between Fine Silicon and Honeywell Taiwan Ltd.
          18. Gas Steam Boiler Unit Equipment Purchase Contract dated as of August 24, 2008 by and between Fine Silicon and Jiangsu Shuangliang Boiler Co., Ltd.
          19. Sales Contract dated as of June 27, 2008 by and between Fine Silicon and SPX (Shanghai) Fluid Equipment Co., Ltd.

          20. Sales Contract dated as of September 17, 2008 by and between Fine Silicon and Guangzhou Free Trade Zone IWAIKI Industry and Trading Co., Ltd., Beijing Branch
          21. Contract dated as of April 22, 2008 by and between Fine Silicon and Norwalk Compressor Company
          22. Supply Contract dated as of August 5, 2008 by and between Fine Silicon and Xi’an Science and Technology Crystalline Technology Co., Ltd.
          23. Contract dated as of April 10, 2008 by and between Fine Silicon and Baoding Yingli Group Company Limited and its supplemental agreement dated as of December 5, 2008